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                                                                     EXHIBIT 8.1

                         [ALSTON & BIRD LLP LETTERHEAD]



                                November 25, 1998


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018

Ready State Bank
3700 West 12th Avenue
Hialeah, Florida 33012

     Re: Proposed Reorganization Involving Union Planters Corporation, Union Planters Holding Corporation, Union Planters Bank, National Association and Ready State Bank

Ladies and Gentlemen:

      We have served as special counsel to Union Planters Corporation, a Tennessee corporation ("UPC"), in connection with the proposed reorganization of UPC, Union Planters Holding Corporation, a Tennessee corporation and a wholly-owned subsidiary of UPC ("UPHC"), Union Planters Bank, National Association, a national banking association and a wholly-owned subsidiary of UPHC ("UPBNA") and Ready State Bank, a Florida state banking corporation ("RSB"), pursuant to the Amended and Restated Agreement and Plan of Reorganization dated as of August 27, 1998 and amended and restated as of October 23, 1998 (the "Agreement"), which provides for the merger of RSB with and into UPBNA (the "Merger"). In our capacity as special counsel to UPC, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

      Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, RSB Common Stock issued and outstanding at the Effective Time shall be converted into a certain number of shares of UPC Common Stock, as computed using the Exchange Ratio. Each share of UPC Common Stock issued in connection with the Merger will be accompanied by a UPC Right. As a result, stockholders of RSB shall become stockholders of UPC. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").


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Union Planters Corporation
Ready State Bank
November 25, 1998
Page 2

      In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including (i) the Agreement and (ii) the Registration Statement on Form S-4 filed by UPC with the Securities and Exchange Commission under the Securities Act of 1933, on November 19, 1998, including the Proxy Statement/Prospectus constituting part thereof (together the "Registration Statement"). In rendering the opinions expressed herein, we have assumed with the consent of UPC, UPHC, UPBNA, and RSB, that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the actual terms of the Agreement and as described in the Registration Statement.

      In rendering the opinions expressed herein, we have relied with the consent of UPC, UPHC, UPBNA, and RSB, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of UPC, UPHC, and UPBNA to us dated November 16, 1998 and of RSB to us dated November 25, 1998 (together, the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated including, to the extent that any representation by the parties is qualified by such party's knowledge, that no event or circumstance has occurred that would cause such representation to be inaccurate as of the date on which the Merger is consummated.

      Based on the foregoing, we are of the opinion that, under presently applicable federal income tax law:

      (1) The Merger will be viewed as an acquisition by UPHC of substantially all of the assets of RSB, solely in exchange for UPC Common Stock and the assumption by UPHC of the liabilities of RSB followed by the transfer by UPHC to UPBNA of all the assets and liabilities acquired from RSB. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of RSB held immediately prior to the Merger.

      (2) The acquisition by UPHC of substantially all of the assets and the liabilities of RSB solely in exchange for UPC Common Stock will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Code. UPC, UPHC, UPBNA and RSB will each be a "party to a reorganization" within the meaning of section 368(b) of the Code. Pursuant to Code Section 368(a)(2)(C), the acquisition by UPHC of substantially all the assets of RSB will not be disqualified under section 368(a)(1)(C) by reason of the fact that the assets and liabilities of RSB acquired by UPHC are transferred to UPBNA.

      (3) No gain or loss will be recognized by RSB on the transfer of substantially all of its assets to UPHC solely in exchange for UPC Common Stock and the assumption by UPHC of the liabilities of RSB.


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Union Planters Corporation
Ready State Bank
November 25, 1998
Page 3

      (4) No gain or loss will be recognized by either UPC or UPHC on the acquisition by UPHC of substantially all of the assets of RSB in exchange for UPC Common Stock and the assumption by UPHC of the liabilities of RSB.

      (5) No gain or loss will be recognized by UPHC upon the transfer to UPBNA of substantially all of the assets of RSB in constructive exchange for the shares of UPBNA stock and the assumption by UPBNA of the liabilities of RSB.

      (6) No gain or loss will be recognized by RSB on the distribution to its shareholders of UPC Common Stock in pursuance of the plan of reorganization.

      (7) No gain or loss will be recognized by UPBNA upon the receipt of substantially all of the assets of RSB from UPHC in constructive exchange for UPBNA stock and the assumption by UPBNA of the liabilities of RSB.

      (8) No gain or loss will be recognized by the shareholders of RSB upon the receipt of UPC Common Stock solely in exchange for all of their shares of RSB Common Stock (except with respect to any cash received in lieu of a fractional share interest in UPC Common stock).

      (9) The aggregate tax basis of the UPC Common Stock to be received by the shareholders of RSB who exchange all of their shares of RSB Common Stock solely for UPC Common Stock in the Merger will be the same as the aggregate tax basis of the RSB Common Stock surrendered in exchange therefor, less the basis of any fractional share of UPC Common Stock settled by cash payment.

      (10) The holding period of the UPC Common Stock to be received by the shareholders of RSB who exchange all of their shares of RSB Common Stock solely for UPC Common Stock in the Merger will include the holding period of the RSB Common Stock surrendered in exchange therefor, provided the RSB Common Stock was held as a capital asset by the shareholders of RSB on the date of the exchange.

      (11) The payment of cash to RSB shareholders in lieu of fractional share interests of UPC Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by UPC. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code.

      The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain shareholders of


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Union Planters Corporation
Ready State Bank
November 25, 1998
Page 4

RSB with special situations, including, without limitation, shareholders who hold their RSB Common Stock other than as a capital asset, who received their RSB Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold their RSB Common Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.

      In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed were true on the date of the Certificates, and are true on the date hereof. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law. These opinions are provided solely for the benefit and use of UPC and RSB. No other party or person is entitled to rely on the opinions.

      We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Certain Federal Income Tax Consequences of the Merger" and "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                ALSTON & BIRD LLP



                                By: PHILIP C. COOK